EXHIBIT 10.10
Execution Copy

West Corporation
Stockholder Agreement
among
West Corporation,
THL Investors, Quadrangle Investors
Other Investors, Founders and Managers
named herein
Dated as of October 24, 2006

i

ii

iii

STOCKHOLDER AGREEMENT
     This Stockholder Agreement (the “Agreement”) is made as of October 24, 2006 by and among:
(i)	West Corporation (the “Company”);

(ii)	Thomas H. Lee Equity Fund VI, L.P. (“THL Fund VI”), Thomas H. Lee Parallel Fund VI, L.P. (“THL Parallel Fund”), Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (West), L.P., THL Coinvestment Partners, L.P., Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company III LLC, THL Fund VI Bridge Corp., THL Parallel Fund VI Bridge Corp., THL DT Fund VI Bridge Corp. and each other Person executing this Agreement and listed as a THL Investor on the signature pages hereto (collectively with their Permitted Transferees, the “THL Investors”);

(iii)	Quadrangle Capital Partners II LP, Quadrangle Capital Partners II-A LP and Quadrangle Select Partners II LP, and each other Person executing this Agreement and listed as a Quadrangle Investor on the signature pages hereto (collectively with their Permitted Transferees, the “Quadrangle Investors”);

(iv)	Any other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board as “Other Investors” (collectively, with their Permitted Transferees, the “Other Investors” and, together with the THL Investors and the Quadrangle Investors, the “Investors”);

(v)	Gary L. West and Mary E. West (the “Founders”);

(vi)	Thomas B. Barker, Nancee R. Berger, J. Scott Etzler, Jon R. Hanson, Robert E. Johnson, Mark V. Lavin, Michael E. Mazour, Paul M. Mendlik, Pam Mortenson, David C. Mussman, James Richards, Steven M. Stangl and Michael M. Sturgeon and such other Persons who are listed on the signature pages hereof as “Managers” or who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board as “Managers” (the “Managers”); and

(vii)	such other Persons, if any, that from time to time become party hereto as Permitted Transferees of Shares (as defined herein) pursuant to Section 3.2 (together with the Investors, the Founders and the Managers, the “Stockholders”) in accordance with the terms hereof.
Recitals
     1. On or about the date hereof, the Company is consummating a leveraged recapitalization transaction (the “Recapitalization”) on the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of May 31, 2006, between Omaha Acquisition Corp. and the Company (the “Recapitalization Agreement”).
     2. Immediately following the Closing (as defined below), the Company’s Common Stock (as defined herein) and all Options (as defined herein) and Convertible Securities (as defined herein) issued or reserved for issuance will be held (or reserved for issuance) as set forth on Schedule I hereto.
     3. In connection with the foregoing and the equity financing of these transactions, the Company, the Investors, the Founders and certain other Stockholders are entering into a registration rights and coordination agreement dated as of the date hereof (the “Registration Rights and Coordination Agreement”).
     4. The parties believe that it is in the best interests of the Company and the Stockholders to set forth their agreements on certain matters.
Agreement
     Therefore, the parties hereto hereby agree as follows:
1.	EFFECTIVENESS; DEFINITIONS.
     1.1. Closing. This Agreement shall become effective upon the consummation of the closing under the Recapitalization Agreement (the “Closing”).
     1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 11 hereof.
2.	VOTING AGREEMENT.
     2.1. Election of Directors. Each holder of Shares (other than the Founders) hereby agrees to cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise as provided below for so long as the Investors and their Permitted Transferees own at least one-half (50%) of the outstanding voting shares of the Company:
2.1.1.	To fix the number of members of the board of directors of the Company (the “Board”) at six or such other number as may be specified from time to time by the Majority Investors; and

2.1.2.	To elect as members of the Board such individuals, if any, as shall have been nominated by the Majority Investors, subject to the provisions of Section 2.1.2(a) and (b) and Section 2.1.3 below:
                    (a) For so long as the Quadrangle Investors own at least twenty-five percent (25%) of the Shares initially acquired by them as part of the Recapitalization (as indicated on Schedule I), the Quadrangle Investors will be entitled to designate one (1) director (the “Quadrangle Director”) (it being agreed that at such time as the Quadrangle Investors own less than the twenty-five percent (25%) of the Shares initially acquired by them as part of the Recapitalization, the Quadrangle Investors promptly shall cause the Quadrangle Director to resign; and the number of members of the Board shall likewise be reduced or an independent director may be designated by the continuing members of the Board as a replacement) and, subject to entering into an observer rights agreement in the form attached hereto as Exhibit A, one (1) non-director observer;
                    (b) For so long as the THL Investors own at least five percent (5%) of the Shares initially acquired by them as part of the Recapitalization (as indicated on Schedule I), the THL Investors will be entitled to designate a number of directors determined under Section 2.1.3 (the “THL Directors”) (it being understood that for so long as the number of directors that THL Investors are entitled to designate hereunder is more than two, one of those directors may be designated by each of THL Fund VI, and THL Parallel Fund, in each case so long as such fund holds any Shares); and
                    (c) one director (or such other number of directors as is determined by the Majority Investors), approved by the Majority Investors, which will include the chief executive officer of the Company for so long as he or she serves in that capacity (the “CEO Director”).
     2.1.3. Other Director Provisions.
                    (a) Sell-Down Provisions. The initial number of THL Directors is four (4), but the number of directors that THL Investors are entitled to designate will automatically be reduced effective at and after such time as the THL Investors cease to hold the requisite percentage of Shares initially acquired by them (as indicated on Schedule I) as follows, subject to adjustment pursuant to Section 2.1.3(b):

Remaining Percentage of THL
Investor’s Initial Investor Shares	# of Directors

greater than 50%	4
30% or more, but less than or equal to 50%	3
15% or more, but less than 30%	2
5% or more, but less than 15%	1
less than 5%	0
Upon any required reduction in the number of THL Directors under this Section 2.1.3(a), the THL Investors promptly shall cause one or more of the THL Directors, as the case may be, to resign; and the number of members of the Board shall likewise be reduced or an independent director may be designated by the continuing members of the Board as a replacement.
                    (b) Adjustments for Stock Splits, etc. The percentage threshold amounts for THL Investors’ remaining ownership interest in the table in Section 2.1.3(a) above and the “25% of Shares” threshold amounts in Sections 2.1.2(a)

shall automatically be proportionately adjusted effective upon the consummation of any transaction or series of related transactions (including any stock dividend, distribution, pro-rata redemption or stock repurchase, recapitalization or comparable transaction) that effects a change in the number of Shares held by each Stockholder Group and that, in the good faith determination of a majority of the entire Board, is substantially proportionate with respect to each Stockholder Group; provided that no such adjustment will restore or increase the number of director designees to which any Investor or Investor group is entitled.
                    (c) Continuing Management Rights. Upon any reduction pursuant to Section 2.1.2(a) or 2.1.3(a) above in the number of directors that any Investor or Stockholder Group is entitled to designate that results in any Investor or Stockholder Group ceasing to have a right to designate any director, the affected Investor (or Stockholder Group) will be permitted, for so long as such Investor holds Shares, to select a representative to meet on a regular basis with the management personnel of the Company and its subsidiaries and associated companies from time to time for the purpose of consulting with, rendering advice, recommendations and assistance to, and influencing the management of the Company (or its subsidiaries and associated companies) or obtaining information regarding the Company’s or any of its subsidiaries’ (or associated companies’) operations, activities and prospects and expressing its views thereon, and upon reasonable notice to the Company (or the applicable subsidiary or associated company), the Company shall cause such management personnel to be available for this purpose at such times as are mutually agreeable. The Company may condition such access on execution and delivery of, and compliance with, a confidentiality agreement reasonably acceptable to the Company.
                    (d) CEO Director. If at any time a person serving as the CEO Director ceases to be the chief executive officer of the Company, the Company and the Stockholders will act promptly in accordance with the provisions hereof to (i) cause the removal of such director and, (ii) at such time as a succeeding chief executive officer of the Company is duly appointed, elect that person as the CEO Director.
                    (e) Removal and Replacement Rights. A member of the Board designated by a particular Investor or Stockholder Group pursuant to Section 2.1.2 may be removed by, and only by, that Investor or Stockholder Group (or member thereof) for so long as it has the right (under the provisions of this Section 2.1) to designate that director. If, following election to the Board, any director resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a director, then, subject to the other provisions of this Section 2.1.3, the applicable designating Investor or Stockholder Group, as set forth in this Section 2.1 will designate a replacement; provided, however, that if the Quadrangle Investors designate as a Quadrangle Director a person who is not a principal or employee of one or more of the Quadrangle Investors then the election or appointment of such person as a director of the Company will be subject to the approval of the THL Investors, which consent will not unreasonably be withheld. If any designating Investor or Stockholder Group fails to designate a person to fill any directorship, then such directorship shall be vacant until such time as the Investor or

Stockholder Group entitled to designate that director elects to exercise such designation rights.
                    (f) Transfer of Rights. Any Investor’s rights under this Section 2.1 can be transferred without restriction to an Affiliated Fund that holds Shares. All other transfers of rights under this Section 2.1 are subject to the prior consent of the Company and the Majority Investors.
                    (g) Further Assurances. The Company and each Stockholder (other than the Founders) hereby agree to take, at any time and from time to time for so long as the Investors own fifty percent (50%) or more of the voting shares of the Company, all actions necessary to accomplish the provisions of this Section 2.1 and Section 2.2.
     2.2. Significant Transactions. At all times prior to the earlier of (x) the Initial Public Offering or (y) such time as the Investors and their Permitted Transferees no longer hold at least twenty-five percent (25%) of the Initial Investor Shares, if a vote of holders of Shares (or any class or series of Shares) is required under any applicable law or stock exchange regulations in connection with a Change of Control transaction (including any Sale being implemented pursuant to Section 4.2) or is deemed otherwise desirable by the Majority Investors in connection with a transaction being implemented pursuant to Section 4.2:
2.2.1.	each holder of Shares (other than the Founders) will cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Majority Investors may instruct by written notice to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its subsidiaries (or all or any portion of their respective assets) in connection with, or in furtherance of, the exercise by the Majority Investors of their rights under Section 4.2; and

2.2.2.	each holder of Shares (other than the Founders) will cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as may be determined at any time and from time to time either by the Board or by holders of a majority of all shares of Class L Stock then outstanding to amend the certificate of incorporation of the Company to increase the number of authorized shares of Class A Stock to the extent necessary to permit the Company to comply with the provisions of its certificate of incorporation with respect to the conversion of shares of Class L Stock into shares of Class A Stock.
Subject to compliance with their obligations in this Agreement, the Founders are free to vote shares on all other matters in any manner they wish.

     2.3. Grant of Proxy. Each holder of Shares other than the THL Investors, the Quadrangle Investors and the Founders hereby grants to the THL Investors an irrevocable proxy coupled with an interest to vote his, her or its Shares in accordance with the agreements contained in this Section 2, which proxy shall be valid and remain in effect until the provisions of this Section 2 expire pursuant to Section 2.5.
     2.4. The Company. The Company will not give effect to any action by any holder of Shares or any other Person which is in contravention of this Section 2.
     2.5. Period. Unless otherwise provided in a specific subsection of this Section 2 as to the earlier expiration of such provision, each of the foregoing provisions of this Section 2 (other than the provisions of Section 2.2.2) shall expire on the earliest of (a) a Change of Control, (b) such time as the Investors and their Permitted Transferees no longer hold at least twenty-five percent (25%) of the Initial Investor Shares and (c) with respect to any particular provision, the last date permitted by applicable law (including the rules of the Commission and any exchange upon which equity securities of the Company are at any time listed) or any earlier date on or after the Initial Public Offering as the Majority Investors elect to terminate such particular provision, except that the provisions of Section 2.1.2(a) will not be terminated by such action of the Majority Investors without the prior written consent of the Majority Quadrangle Investors at any time when the Quadrangle Investors and their Permitted Transferees own at least twenty-five percent (25%) of the Shares initially acquired by them as part of the Recapitalization (as indicated on Schedule I). The provisions of Section 2.2.2 will expire at the earlier of (x) such time as all Class L Stock has been redeemed and canceled or converted into Class A Stock in accordance with the provisions of the Company’s certificate of incorporation and (y) the last date permitted by applicable law (including the rules of the Commission and any exchange upon which equity securities of the Company are at any time listed).
3.	TRANSFER RESTRICTIONS. No holder of Shares may Transfer such Shares to any other Person at any time prior to the Initial Public Offering or consummation of a Change of Control unless such Transfer is in accordance with the provisions of this Section 3.
     3.1. General Restrictions Pre-IPO / Change of Control. Prior to earlier of the Initial Public Offering or consummation of a Change of Control:
3.1.1.	No holder of Shares may Transfer such Shares:
(a)	to any Person that competes with the Company or any of its significant subsidiaries in any material respect without first obtaining consent for such Transfer from either: (x) at such times as the Investors own shares in an amount equal to at least 25% of the Initial Investor Shares, the Majority Investors, or (y) at such times as the Investors own shares in an amount less than 25% of the Initial Investor Shares, the Board; or

(b)	to any other Person unless such holder first takes all reasonable and customary steps, to the reasonable satisfaction of the Company (subject to reasonable cooperation from the Company to facilitate such sale, but without necessity of registering Shares under applicable securities laws), to ensure that such Transfer (i) would not violate or be reasonably likely to violate applicable securities laws and (ii) would not cause or be reasonably likely to cause the Company to become a reporting company under the Exchange Act or to be required to register a class of equity securities pursuant to Section 12(g) of the Exchange Act or the rules and regulations adopted thereunder; and
3.1.2.	No holder of Shares may Transfer Shares (other than transfers to Permitted Transferees as described in Section 3.2) to any Person without first providing the Company a written notice (the “ROFR Offer Notice”) at least 45 days prior to such proposed Transfer. The ROFR Offer Notice shall include:
     (a) the principal terms of the proposed Transfer, including (i) the names and addresses of the prospective Transferees, (ii) the number and class of the Shares to be Transferred to each such prospective Transferee, (iii) the expected date of the proposed Transfer, (iv) the proposed purchase price and (v) any other material terms of the proposed Transfer; and
     (b) an irrevocable offer (an “ROFR Option”) to Sell any or all such Shares to the Company or its designee for a purchase price, to be stated therein, which shall be no greater than the proposed purchase price offered by the prospective Transferees, as specified in the ROFR Offer Notice pursuant to Section 3.1.2(a)(iv) for such Shares, and otherwise on terms that are the same or better than the terms that would apply to such proposed sale to the proposed Transferees.
Any ROFR Option may be exercised, in whole or in part, by delivery of written notice of acceptance (the “ROFR Acceptance Notice”) to the offeror within 20 days after delivery of the related ROFR Offer Notice. The ROFR Acceptance Notice shall state that the Company or its designee has elected to exercise the ROFR Option, and the number of Shares with respect to which such ROFR Option is being exercised; provided, however that the ROFR Option must be exercised for at least 50% of the Shares proposed to be Transferred under the ROFR Offer Notice. The ROFR Option will be allocated among the Company and its designees in such proportion as the Company may, in its sole discretion, determine. The closing of any purchase and sale of Shares pursuant to the exercise of any ROFR Option shall take place as soon as reasonably practicable, and in any event not later than 45 days after delivery of the ROFR Acceptance

Notice (provided, that such time shall be extended as necessary to comply with applicable legal requirements) at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine. At the closing of any purchase and sale of Shares following the exercise of any ROFR Option, the holder(s) of Shares to be sold will deliver to the Company (or to its designee(s), if applicable) a certificate or certificates representing the Shares to be purchased duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any Adverse Claim, and with any necessary stock (or equivalent) transfer tax stamps affixed, together with such certifications, representations and warranties as the Company may reasonably request regarding matters such as that: (i) such holder has full right, title and interest in and to such Shares; (ii) such holder has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated; and (iii) there is no Adverse Claim with respect to such Shares, and the Company (or its designee(s), if applicable) will pay to such holder by certified or bank check or wire transfer of immediately available federal funds (at the option of the holder selling the Shares) the purchase price of the Shares being purchased by it. Each holder of Shares acknowledges and agrees that neither the Company nor any of its designee(s) (nor any other Person directly or indirectly affiliated with the Company or its designees, whether as a significant stockholder, director, officer, manager, employee, agent or otherwise) shall have any duty or obligation to affirmatively disclose to such selling Stockholders, and they shall not have any right to be advised of, any material information regarding the Company or otherwise at any time prior to or upon the exercise of any ROFR Option or any purchase of the Shares in accordance with the terms of this Section 3.1.2.
3.1.3.	In addition to the restrictions on Transfer set forth in Section 3.1.1 and 3.1.2, no holder of Management Shares may Transfer such Shares to any other Person without the consent of either (x) at such times as the Investors own shares in an amount equal to at least 25% of the Initial Investor Shares, the Majority Investors, and (y) at such times as the Investors own shares in an amount less than 25% of the Initial Investor Shares, the Board.

3.1.4.	The foregoing restrictions in Sections 3.1.2, and 3.1.3 shall not be construed to prevent either:
(a)	any and all transfers to Permitted Transferees as permitted by Section 3.2, or

(b)	transfers approved by either: (x) at such times as the Investors own shares in an amount equal to at least 25% of the Initial Investor Shares, the Majority Investors, and (y) at such times as the Investors own shares in an amount less than 25% of the Initial Investor Shares, the Board and to which the tag-along provisions of Section 4.1 or the drag-along provisions of Section 4.2 apply.
     3.1.5. Prior to the earlier of the Initial Public Offering or a Change of Control no Transfer of Shares permitted under the terms of this Section 3.1 shall be effective unless, and it shall be a condition to any such transfer of any Shares that, the transferee of such Shares has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company to the effect that the transferee will be bound by the terms and conditions of this Agreement to the same extent as the holder Transferring such Shares is bound at the time of such Transfer.
     3.2. Exception for Certain Permitted Transfers. Notwithstanding the foregoing requirements of this Section 3:
3.2.1.	Intra-Investor Group Transfers. Any holder of Investor Shares may Transfer any or all of such Shares to an Affiliate or Affiliated Fund of such holder.

3.2.2.	Estate Planning. Any holder of Shares who is a natural Person may Transfer any or all of such Shares (a) to, or for the benefit of, any member or members of the Immediate Family of such holder or (b) to a trust or entity formed for estate planning purposes or to a private foundation for the benefit of such holder and/or any member or members of the Immediate Family of such holder so long as such holder or a member of the Immediate Family of such holder serves as trustee for such trust or in an equivalent capacity with respect to any such private foundation or other entity and provided that the trust instrument or other documents governing such trust, private foundation or other entity provides that such holder, as trustee (or equivalent), shall retain sole and exclusive control over the voting and disposition of such Shares until the termination of this Agreement or until the death of such holder.

3.2.3.	Upon Death. Subject to the provisions of Section 7, if applicable, upon the death of any holder of Shares who is a natural Person, such Shares may be distributed by the will or other instrument taking effect at the death of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such holder.

3.2.4.	Investors and Company. Any holder of Shares may Transfer any or all of such Shares (a) for so long as the Investors own shares in an amount equal to at least 25% of the Initial Investor Shares, with the approval of the Majority Investors, to any Investor or to any of their respective Affiliated

Funds or (b) with the Board’s approval, to the Company or any subsidiary of the Company. Without limiting the generality of the foregoing, Management Shares may be transferred pursuant to the terms of Sections 7 and 8, whereupon (i) any Shares Transferred to the Company pursuant to Section 7 shall conclusively be deemed thereafter not to be Shares under this Agreement or Registrable Securities under the Registration Rights and Coordination Agreement and not to be subject to any of the provisions, or entitled to the benefit of any of the provisions of, this Agreement or the Registration Rights and Coordination Agreement and (ii) any Shares Transferred to the Investors or any of their respective Affiliated Funds shall conclusively be deemed thereafter to be Investor Shares under this Agreement and Registrable Securities under the Registration Rights and Coordination Agreement and will be subject to, and entitled to the benefit of, the provisions hereof and thereof.

3.2.5.	Additional Permitted Transfers by the Investors. Any holder of Investor Shares may Transfer any or all of such Shares to its partners or members in connection with the termination of such holder’s legal existence if such holder has complied with the provisions contained in the paragraph below. Any such Transfer may be made no earlier than six-months prior to the termination of such holder’s legal existence.
For purposes of this Agreement, “Permitted Transferee” means any transferee of Shares pursuant to this Section 3.2. No Transfer to a Permitted Transferee shall be effective unless the Permitted Transferee has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such Shares to be received by such Permitted Transferee will remain THL Investor Shares, Quadrangle Investor Shares, Other Investor Shares, Founder Shares or Management Shares, as the case may be, and will be subject to all of the provisions of this Agreement applicable to such Shares and that such Permitted Transferee will be bound by, and will be a party to, this Agreement as the holder of THL Investor Shares, Quadrangle Investor Shares, Other Investor Shares, Founder Shares or Management Shares, as the case may be, hereunder; provided, however, that (i) any Shares that are Transferred to any director, officer or employee of, or consultant or adviser to, the Company or any of its subsidiaries will thereafter become Management Shares hereunder, (ii) any Shares that are Transferred to any Founder will thereafter become Founder Shares hereunder, (iii) any Shares that are Transferred to any THL Investor will thereafter become THL Investor Shares hereunder, (iv) any Shares that are Transferred to any Quadrangle Investor will thereafter become Quadrangle Investor Shares hereunder; (v) any Shares that are Transferred to any Other Investor will thereafter become Other Investor Shares hereunder and (vi) any Shares that are Transferred to the Company or any of its Subsidiaries shall conclusively be deemed thereafter not to be Shares under this Agreement or Registrable Securities under the Registration Rights and Coordination Agreement and not to be subject to any of the provisions, or entitled to the benefit of any of the provisions of, this Agreement or the Registration Rights and Coordination

Agreement; and provided further that no Transfer by any holder of Shares to a Permitted Transferee will relieve such holder of any of its obligations hereunder.
     3.3. Tag Alongs, Drag Alongs, Etc. In addition to Transfers permitted under Section 3.2 and without regard to any other restrictions on transfer contained in this Agreement, (a) any holder of Investor Shares may Transfer such Shares if (i) the Transfer is part of a Sale subject to the provisions of Section 4.1 and the relevant Investors comply with the “tag along” provisions contained in Section 4.1 or (ii) in a transaction subject to Section 4.2 in which the Majority Investors exercise their “drag along” rights set forth in Section 4.2; and (b) any holder of Shares may Transfer any or all of such Shares in accordance with the provisions, terms and conditions of Sections 4.1 and 4.2. Any Shares Transferred after compliance with the terms of Section 4.1 or 4.2 shall conclusively be deemed thereafter not to be Shares hereunder or Registrable Securities under the Registration Rights and Coordination Agreement and not to be subject to any of the provisions hereof or thereof or entitled to the benefit of any of the provisions hereof or thereof.
     3.4. Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 3 shall be null and void, and the Company will not in any way give effect to any such impermissible Transfer.
     3.5. Period. The foregoing provisions of this Section 3 shall expire upon the earlier of (a) a Change of Control and (b) the effectiveness of the Company’s registration statement in connection with the Initial Public Offering.
     3.6. Other Restrictions on Transfer. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which a Stockholder may be subject, including any restrictions on Transfer contained in a restricted stock agreement, stock option agreement or stock subscription agreement; and no Options or Warrants may be Transferred except to the extent specifically permitted thereby or as required in connection with a Sale subject to Section 4.2.
4.	INVESTOR TRANSFER RIGHTS; “TAG ALONG” & “DRAG ALONG” RIGHTS.
     4.1. Tag Along. If at any time prior to the Initial Public Offering one or more holders of Investor Shares (each such holder, a “Tag Initiating Prospective Selling Investor”) proposes to Sell any Shares to any Prospective Buyer that is not a Permitted Transferee in a transaction pursuant to Section 3.3, then as required by Section 3.3:
4.1.1.	Notice. The Tag Initiating Prospective Selling Investors will deliver a written notice (the “Tag Along Notice”) to each other holder of Vested Shares (each, a “Tag Along Holder”). The Tag Along Notice will include:
                    (a) The principal terms and conditions of the proposed Sale, including (i) the number and class of the Shares to be purchased from each Tag Initiating Prospective Selling Investor, (ii) with respect to each class of Shares proposed to be Sold, the fraction(s) expressed as a percentage, determined by dividing the number of Shares of such class to be Sold by the Tag Initiating Prospective Selling Investors by the total number of Investor Shares of such class held by the Tag Initiating Prospective Selling Investors (the “Tag Along Sale Percentage”), (iii) the proposed per share purchase price (or an estimate thereof together with a description of the formula by which the ultimate price will be determined), (iv) the payment terms, (v) the name and address of the Prospective Buyer(s) and (vi) the proposed date of Sale; and
                    (b) An invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Buyer(s) Vested Shares of the same class(es) being sold by the Tag Initiating Prospective Selling Investors that are held by such Tag Along Holder (not in any event to exceed the Tag Along Sale Percentage of the total number of Vested Shares of the applicable class held by such Tag Along Holder), on the same terms and conditions, subject to the provisions of Section 4.3, as the Tag Initiating Prospective Selling Investors shall Sell each of their Shares.
4.1.2.	Exercise. Within ten Business Days after the effectiveness of the Tag Along Notice, each Tag Along Holder desiring to make an offer to include Vested Shares in the proposed Sale (each a “Participating Seller” and, together with the Tag Initiating Prospective Selling Investors, collectively, the “Tag Along Sellers”) will furnish a written notice (the “Tag Along Offer”) to the Tag Initiating Prospective Selling Investors indicating the number of Vested Shares that such Participating Seller desires to have included in the proposed Sale (subject to the limitation set forth in Section 4.1.1(b)). Each Tag Along Holder who does not make a Tag Along Offer in compliance with the foregoing requirements, including the time period, shall be deemed to have waived all rights with respect to such Sale, and the Tag Along Sellers will thereafter be free to Sell to the Prospective Buyer, at a per share price no greater than the 105% of the proposed per share price set forth in the Tag Along Notice and on other principal terms and conditions which are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without further obligation to such non-accepting Tag Along Holders pursuant to this Section 4.1.

4.1.3.	Irrevocable Offer. The offer of each Participating Seller contained in such holder’s Tag Along Offer will be irrevocable, and, to the extent such offer is accepted, such Participating Seller will be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to the provisions of Section 4.3), as the Tag Initiating Prospective Selling Investors, up to such number of Vested Shares as such Participating Seller shall have specified in his, her or its Tag Along Offer; provided, however, that if any of the economic terms of the proposed Sale change, including without limitation if the per share price will be less than the per share price disclosed in the Tag Along Notice, or any of the other principal terms or conditions will be materially less favorable to the Tag Along Sellers than those described in the Tag Along Notice, the Tag Initiating Prospective Selling Investors will provide written notice thereof to each Participating Seller and each Participating Seller will then be given an opportunity to withdraw the offer contained in such holder’s Tag Along Offer (by providing prompt (and in any event within 5 Business Days) notice of such withdrawal to the Company and to the Tag Initiating Prospective Selling Investors), whereupon such withdrawing Participating Sellers will be released from all obligations thereunder.

4.1.4.	Reduction of Shares Sold. The Tag Initiating Prospective Selling Investors will attempt to obtain the inclusion in the proposed Sale of the entire number of Vested Shares which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Tag Initiating Prospective Selling Investors by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer). If the Tag Initiating Prospective Selling Investors do not obtain the inclusion of such entire number of Vested Shares in the proposed Sale, the number of Vested Shares of each class to be sold in the proposed Sale will be allocated among the Tag Along Sellers in proportion, as nearly as practicable, to the respective number of Vested Shares of such class owned by each Tag Along Seller.

4.1.5.	Additional Compliance. If, prior to consummation of the proposed Sale, the terms of the proposed Sale change with the result that the per share price to be paid in such proposed Sale becomes greater than 105% of the per share price set forth in the Tag Along Notice or the other principal terms of such proposed Sale become materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Initiating Prospective Selling Investors will have to furnish a separate Tag Along Notice, and the terms and provisions of this Section 4.1 must be separately complied with, in order to consummate the proposed Sale on such revised terms; but the applicable notice period to which reference is made in Section 4.1.2 will, for purposes of that separate Tag Along Notice, be only five calendar days. If the Tag Initiating Prospective Selling Investors do not complete the Proposed Sale by the end of the 180th day following the date of the effectiveness of the Tag Along Notice, each Participating Seller may elect to be released from all obligations under the applicable Tag Along Offer by notifying the Company and the Tag Initiating Prospective Selling Investors of its desire to so withdraw. Upon receipt of that withdrawal notice, the Tag Along Notice of the relevant Participating Seller(s) shall be null and void, and it will then be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 4.1 to be separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1, unless the failure to complete such proposed Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 4.
     4.2. Drag Along. Majority Investors who intend to directly or indirectly Sell (whether by stock sale, merger or similar transaction) Shares or otherwise effect a Change of Control transaction (such Investor or Investors being referred to herein as a

“Drag Initiating Prospective Selling Investor”) may require all other holders of Shares (other than the Founders) to participate in such transaction as provided herein. If requested to do so by the Majority Investors, each holder of Shares (other than the Founders) will Sell the same percentage (the “Drag Along Sale Percentage”) of each class of Shares held by such holder, directly or indirectly, that is proposed to be sold by the Drag Initiating Prospective Selling Investors, in the manner and on the terms set forth in this Section 4.2; except that the Majority Investors will not be entitled to require other holders of Shares to Sell Shares to any Prospective Buyer that is an Affiliate of any Investor unless the transaction is approved by holders a majority of the Investor Shares held by Investors who are not Affiliates of that Prospective Buyer. For purposes of this Section 4.2, the Class A Stock will be treated as a single class and the Class L Stock will be treated as a single class. Also, if the Majority Investors elect to subject Options and Warrants to such Sale then, subject to Section 4.3.4 (regarding adjustment for exercise price and other matters), all Options and Warrants will be treated as the same class of Shares for which they may be exercised. All Shares to be sold pursuant to this Section 4.2 shall be included in determining whether or not a proposed transaction constitutes a Change of Control.
4.2.1.	Exercise. If the Majority Investors elect to exercise their rights under this Section 4.2, the Drag Initiating Prospective Selling Investors will furnish a written notice (the “Drag Along Notice”) to each other holder of Shares (other than the Founders). The Drag Along Notice shall set forth the principal terms and conditions of the proposed Sale including (i) the number and class of Shares to be Sold by the Drag Initiating Prospective Selling Investors, (ii) the Drag Along Sale Percentage applicable to each class of Shares, (iii) the per share consideration to be received in the proposed Sale applicable to each class of Shares (or an estimate thereof together with a description of the formula by which the ultimate price will be determined) and (iv) the name and address of the Prospective Buyer. If the Drag Initiating Prospective Selling Investors consummate the proposed Sale to which reference is made in the Drag Along Notice, each other holder of Shares other than the Founders (each such other holder being referred to herein as a “Participating Seller”, and, together with the Drag Initiating Prospective Selling Investors, collectively, the “Drag Along Sellers”) shall be bound and obligated to Sell the applicable Drag Along Sale Percentage of his, her or its Shares in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to the provisions of Section 4.3), as apply to the Investor Shares of the same class that are Sold by the Drag Initiating Prospective Selling Investors in the Sale.

4.2.2.	Additional Compliance. If at the end of the 270th day following the date of the effectiveness of the Drag Along Notice the Drag Initiating Prospective Selling Investors have not completed the proposed Sale, the Drag Along Notice shall be null and void, each Participating Seller shall be released from his, her or its obligations under the Drag Along Notice and it shall be necessary for a separate Drag Along Notice to be furnished and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.2.
     4.3. Miscellaneous. The following provisions shall be applied to any proposed Sale to which Section 4.1 or 4.2 applies:
4.3.1.	Certain Legal Requirements. If the consideration to be paid in exchange for Shares in a proposed Sale pursuant to Section 4.1 or Section 4.2 includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to any Tag Along Seller or Drag Along Seller of any information regarding the Company, its subsidiaries, such securities or the issuer thereof that would not be required to be delivered in an offering solely to a limited number of “accredited investors” under Regulation D promulgated under the Securities Act, such Participating Seller shall not have the right to Sell Shares in such proposed Sale. In such event, the Tag Initiating Prospective Selling Investors or the Drag Initiating Prospective Selling Investors, as the case may be, shall have the right (or, in the case of a proposed Sale pursuant to Section 4.2, the obligation if they do not take reasonable steps to arrange for delivery of such required information) to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares (in accordance with Section 4.3.6 hereof) which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the proposed Sale, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities would have been issued in exchange for such Shares.

4.3.2.	Further Assurances. Each Participating Seller will take or cause to be taken all such actions as may be reasonably necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to Section 4.1 or Section 4.2 and any related transactions, including executing, acknowledging and delivering consents, assignments, and other documents or instruments that are reasonably requested; furnishing information and copies of documents; filing applications, reports, filings and other documents or instruments with governmental authorities; and otherwise cooperating in all reasonable respects with the Tag Initiating Prospective Selling Investors or Drag Initiating Prospective Selling Investors who initiated such Sale transaction (the “Prospective Selling Investors”) and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Investors to which such Prospective Selling Investors will also be party, including agreements:

                    (a) To (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares, (ii) be liable as to such individual representations, warranties, covenants and other agreements in each case to the same extent (on a pro rata basis with respect to its Shares), as the Prospective Selling Investors, and (iii) vote in favor of or take other actions appropriate to approve the transaction, and
                    (b) To be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Sale of Shares shall not exceed the lesser of (x) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the total value of Shares included in such Sale, or (y) the proceeds to such Participating Seller in connection with such Sale.
4.3.3.	Sale Process. The Majority Investors are and will continue to be free to decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. No Investor or any Affiliate of any Investor shall have any liability to any other holder of Shares arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale, except to the extent an Investor fails to comply with the provisions of this Section 4.

4.3.4.	Treatment of Options, Warrants and Convertible Securities. Each Participating Seller agrees that to the extent he, she or it desires to include in any Sale pursuant to Section 4.1 Shares issuable upon exercise or conversion of Options, Warrants or Convertible Securities or if he, she or it is at the election of the Drag Initiating Prospective Selling Investors required to Sell Options, Warrants or Convertible Securities (or the Shares issuable upon exercise or conversion thereof) in any Sale subject to Section 4.2, the Company, the Prospective Selling Investor(s) and the Prospective Buyer may: (a) require that such securities be exercised or converted as a condition to inclusion or (b) agree to provide that holders of Options, Warrants or Convertible Securities that are then exercisable or convertible may participate in such Sale on an as exercised or as converted basis (netting out any exercise price and applicable withholding taxes) or (c) provide holders of Options, Warrants or Convertible Securities an opportunity to Transfer such Option, Warrant or Convertible Security directly (on the appropriate percentage basis if applicable, as determined by the Board) and upon such Transfer such Participating Seller shall receive in exchange for such Options, Warrants or Convertible Securities consideration equal to the Spread Amount of such security, subject to reduction for any tax or other amounts required to be withheld under applicable law or (d) provide for such Options, Warrants or Convertible

Securities to be terminated as provided in the terms thereof (or in any separate agreement or instrument entered into or adopted in connection with the issuance of those Options, Warrants or Convertible Securities). As used herein, the term “Spread Amount” means with respect to any Option, Warrant or Convertible Security the amount (not less than zero) determined by multiplying (x) the purchase price per share of Common Stock received by the holders of the Prospective Selling Investors in such Sale less the exercise price, if any, per share of such Option, Warrant or Convertible Security by (y) the number of shares of Common Stock issuable upon exercise, conversion or exchange of such Option, Warrant or Convertible Security (to the extent exercisable, convertible or exchangeable at the time of such Sale).

4.3.5.	Expenses. The Company will pay (or upon request promptly reimburse) all reasonable costs and expenses incurred (i) by the Prospective Selling Investors or the Company in connection with any proposed Sale subject to Section 4.1 or 4.2 (whether or not consummated) and (ii) by the Founders in connection with any proposed Sale subject to Section 4.1 (whether or not consummated), including without limitation all attorneys’ fees and expenses, all accounting fees and expenses and all finders’, brokerage or investment banking fees, charges or commissions. If and to the extent requested by holders of a majority of outstanding Shares held by holders other than the Prospective Selling Investors and the Founders (in connection with a Sale subject to Section 4.1), the Company will also pay (or upon request promptly reimburse) the reasonable fees and expenses of a single legal counsel (and, if so requested, a single accountant and/or single financial advisor) representing the other Tag Along Sellers or Drag Along Sellers in connection with any proposed Sale pursuant to this Section 4 (whether or not consummated). Except to the extent that the Company otherwise agrees in writing, any other costs and expenses incurred by or on behalf of Tag Along Sellers or Drag Along Sellers in connection with any proposed Sale pursuant to this Section 4 (whether or not consummated) will be borne by the Tag Along Seller(s) or Drag Along Seller(s) who incur such costs and expenses.

4.3.6.	Closing. The closing of a Sale to which Section 4.1 or 4.2 applies shall take place at such time and place as the Prospective Selling Investors shall specify by notice to each Participating Seller. At the closing of such Sale, each Participating Seller shall deliver the certificates evidencing the Shares to be Sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any Adverse Claims, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.
     4.4. Period. The provisions of Section 4.1 (Tag Along) will automatically expire as to any Share upon the earlier of (a) a Change of Control and (b) the Initial

Public Offering. The provisions of Section 4.2 (Drag Along) will automatically expire as to all Shares upon the earliest of (a) a Change of Control, (b) the Initial Public Offering and (c) such time as the Investors no longer hold, in the aggregate, Shares in an amount equal to at least 25% of the Initial Investor Shares. The provisions of Section 4.3 will expire after the provisions of both Sections 4.1 and 4.2 have so expired.
5.	RIGHT OF PARTICIPATION IN ISSUANCES TO FOUNDERS OR INVESTORS. Subject to Section 5.3, prior to the Initial Public Offering or any Change of Control, the Company shall not, and the Company shall not permit any direct or indirect subsidiary of the Company (the Company and each such subsidiary being sometimes referred to herein as an “Issuer”) to, issue or sell any shares of any of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, issue or grant any options or warrants for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, any of its capital stock or any stock or securities convertible into or exchangeable for any shares of its capital stock, in each case, to any Investor or Founder, or to any of their respective Affiliates (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of this Section 5.
     5.1. Right of Participation.
5.1.1.	Offer. Not fewer than twenty days prior to the consummation of an Issuance, the Issuer will furnish a notice (the “Participation Notice”) to each holder of Investor Shares, Founder Shares and Purchased Management Shares (the “Participation Offerees”). The Participation Notice will include:
                    (a) The principal terms and conditions of the proposed Issuance, including (i) the amount and kind of Subject Securities to be included in the Issuance, (ii) the number of Equivalent Shares represented by such Subject Securities (if applicable), (iii) the percentage of the total Fair Market Value of Equivalent Shares outstanding as of immediately prior to giving effect to such Issuance which the Fair Market Value of Equivalent Shares held by such Participation Offeree constitutes (the “Participation Portion”), (iv) the price (including, if applicable, the Price Per Equivalent Share) per unit of the Subject Securities, including a description of any pricing formulae and of any non-cash consideration sufficiently detailed to permit valuation thereof, and (v) the name and address of the Person to whom the Subject Securities will be issued (the “Prospective Subscriber”); and
                    (b) An offer by the Issuer to issue, at the option of each Participation Offeree, to such Participation Offeree such portion of the Subject Securities to be included in the Issuance as may be requested by such Participation Offeree (not to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance), on the same terms and conditions, with respect to each unit of Subject Securities to be issued to the Participation Offerees, as each of the Prospective Subscribers shall be issued units of Subject Securities.
5.1.2.	Exercise.

                    (a) General. Each Participation Offeree desiring to accept the offer contained in the Participation Notice shall accept such offer by furnishing a written commitment to the Issuer within fifteen days after the effectiveness of the Participation Notice specifying the amount of Subject Securities (not in any event to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance) which such Participation Offeree desires to be issued (each a “Participating Buyer”). Each Participation Offeree who does not so accept such offer in compliance with the above requirements, including the applicable time period, shall be deemed to have waived all rights to participate in such Issuance, and the Issuer shall thereafter be free to issue the Subject Securities to the Prospective Subscriber and any Participating Buyers, at a price no less than the minimum price set forth in the Participation Notice and on other principal terms not materially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees pursuant to this Section 5. If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms shall be materially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1.
                    (b) Irrevocable Acceptance. The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided, and each such Participating Buyer shall be bound and obligated to acquire in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issued, as the Prospective Subscriber, such amount of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s written commitment; provided, however, that if any of the economic terms of the Issuance change, including without limitation if the per share price will be greater than the per share price disclosed in the Participation Notice, or any of the other principal terms or conditions will be materially less favorable to the Participating Buyer than those described in the Participation Notice, the Issuer will provide written notice thereof to each Participating Buyer and each Participating Buyer will then be given an opportunity to withdraw the offer contained in such holder’s written commitment by providing prompt (and in any event within 5 Business Days) notice of such withdrawal to the Issuer, whereupon such withdrawing Participating Buyers will be released from all obligations thereunder
                    (c) Time Limitation. If at the end of the 180th day following the date of the effectiveness of the Participation Notice the Issuer has not completed the Issuance, each Participating Buyer shall be released from all obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1.
5.1.3.	Other Securities. The Issuer may condition the participation of the Participation Offerees in an Issuance upon the purchase by such

Participation Offerees of any securities (including if applicable debt securities) other than Subject Securities (“Other Securities”) if and to the extent that the Prospective Subscribers’ participation in such Issuance is so conditioned. In such case, each Participating Buyer shall acquire in the Issuance, together with the Subject Securities to be acquired by it, Other Securities in the same proportion to the Subject Securities to be acquired by it as the proportion of Other Securities to Subject Securities being acquired by the Prospective Subscriber in the Issuance, on the same terms and conditions, as to each unit of Subject Securities and Other Securities issued to the Participating Buyers, as the Prospective Subscriber shall be issued units of Subject Securities and Other Securities.

5.1.4.	Certain Legal Requirements. If the participation in any Issuance by a holder of Shares as a Participating Buyer would require under applicable law (a) the registration or qualification of such securities, or of any Person as a broker or dealer or agent with respect to such securities, or (b) the provision to any participant in the Issuance of any information regarding the Company, its subsidiaries, such securities or the Issuer that is not otherwise required to be provided for the Issuance, such holder of Shares shall have no right to participate in that Issuance. Without limiting the generality of the foregoing, it is understood and agreed that neither the Company nor the Issuer shall be under any obligation to effect a registration of such securities under the Securities Act or similar state statutes.

5.1.5.	Further Assurances. Each Participating Buyer will take or cause to be taken all such reasonable actions as may be reasonably necessary or reasonably desirable in order to consummate each Issuance pursuant to this Section 5.1 and any related transactions expeditiously, including executing, acknowledging and delivering consents, assignments and other documents or instruments that are reasonably requested; filing applications, reports, filings and other documents or instruments with governmental authorities; and otherwise cooperating in all reasonable respects with the Company, the Issuer and the Prospective Subscriber. Without limiting the generality of the foregoing, each such Participating Buyer agrees to execute and deliver such subscription and other agreements specified by the Company to which the Prospective Subscriber will be party.

5.1.6.	Expenses. The Company will pay (or promptly reimburse) all reasonable costs and expenses incurred by the holders of Investor Shares, the holders of Founder Shares or the Issuer in connection with any proposed Issuance of Subject Securities (whether or not consummated), including without limitation all attorney’s fees and charges, all accounting fees and charges and all finders’, brokerage or investment banking fees, charges or commissions. The Company will also pay (or promptly reimburse) the reasonable fees and expenses of a single legal counsel (and, if requested by other holders of Shares and approved by the Company, of a single accountant and/or financial advisor, purchaser representative or other advisor) representing any or all of the other holders of Shares in connection with such proposed Issuance of Subject Securities (whether or not consummated). Any other costs and expenses incurred by or on behalf of any other holder of Shares in connection with such proposed Issuance of Subject Securities (whether or not consummated) shall be borne by such holder.

5.1.7.	Closing. The closing of an Issuance pursuant to Section 5.1 shall take place at such time and place as the Issuer shall specify by notice to each Participating Buyer. At the Closing of any Issuance under this Section 5.1.7, each Participating Buyer shall be delivered the notes, certificates or other instruments evidencing the Subject Securities (and, if applicable, Other Securities) to be issued to such Participating Buyer, registered in the name of such Participating Buyer or its designated nominee, free and clear of any Adverse Claims, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.
     5.2. Post-Issuance Notice. Notwithstanding the notice requirements of Sections 5.1.1 and 5.1.2, the Company may proceed with any Issuance prior to having complied with the provisions of Section 5.1; provided that the Issuer shall:
                    (a) provide to each holder of Shares who would have been a Participation Offeree in connection with such Issuance (i) with prompt notice of such Issuance and (ii) the Participation Notice described in Section 5.1 in which the actual price per unit of Subject Securities (and, if applicable, actual Price Per Equivalent Share) shall be set forth;
                    (b) offer to issue to such holder of Shares such number of securities of the type issued in the Issuance as may be requested by such holder of Shares (not to exceed the Participation Portion that such holder of Shares would have been entitled to pursuant to Section 5.1 multiplied by the sum of (x) the number of Subject Securities included in the Issuance and (y) the aggregate number of shares issued pursuant to this Section 5.2 with respect to such Issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the Issuance received; and
                    (c) keep such offer open for a period of fifteen days, during which period, each such holder may accept such offer by sending a written acceptance to the Issuer committing to purchase an amount of such securities (not in any event to exceed the Participation Portion that such holder would have been entitled to pursuant to Section 5.1 multiplied by the sum of (x) the number of Subject Securities included in such issuance and (y) the aggregate number of shares issued pursuant to this Section 5.2 with respect to such Issuance).

     5.3. Excluded Transactions. The provisions of this Section 5 shall not apply to Issuances by the Company or any subsidiary of the Company as follows:
5.3.1.	Any Issuance of Common Stock upon the exercise or conversion of any Stock, Options, Warrants or Convertible Securities outstanding on the date hereof or reflected on Schedule I hereto as being scheduled for issuance at or around the time of Closing or Issued after the date hereof in compliance with the provisions of this Section 5;

5.3.2.	Any Issuance of shares of Common Stock, Options, Warrants or Convertible Securities to any Founder or Investor who is also an officer, employee, director or consultant of the Company or its subsidiaries in connection with bona fide employment or consulting arrangements with the Company or its subsidiaries and which employment or consulting arrangements are approved by disinterested directors of the Company prior to such Issuance;

5.3.3.	Any Issuance of Common Stock pursuant to the Initial Public Offering;

5.3.4.	The Issuance of Shares to the Investors or Founders in connection with the Closing; or

5.3.5.	Any Issuance of shares of Common Stock in connection with any stock split, stock dividend, or recapitalization approved by the Board.
     5.4. Acquired Shares. Any Subject Securities constituting Common Stock acquired by any holder of Shares pursuant to this Section 5 shall be deemed for all purposes hereof to be Investor Shares, Quadrangle Investor Shares, Other Investor Shares, Founder Shares or Management Shares hereunder of like kind with the Shares then held by the acquiring holder.
     5.5. Period. The foregoing provisions of this Section 5 shall expire on the earlier of (a) a Change of Control or (b) the closing of the Initial Public Offering.
6.	HOLDER LOCK-UP.
     In connection with each underwritten Public Offering each Stockholder holding more than three percent (3%) of the outstanding Shares hereby agrees to be bound by and, if requested, to execute and deliver any lock-up agreement with the underwriter(s) of such Public Offering restricting such Stockholder’s right to (i) Transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or (ii) enter into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership of Common Stock, in each case to the extent that such restrictions are approved and agreed to, in the case of the Initial Public Offering, by the Majority Investors and, in the case of any other Public Offering, by the holders of a majority of the Shares participating in the Public Offering (the “Principal Lock-Up Agreement”); provided that no Stockholder will be required by this Section 6 to be bound by a lock-up agreement covering a period of greater than 90 days (180 days in the case of the Initial Public Offering) following the effectiveness of the related registration statement plus such additional period of up to 20 days as may be required by the underwriters to satisfy NASD regulations and permit the managing underwriters’ analysts to publish research updates. Also, no Stockholder will be required by this Section 6 to be bound by a lock up agreement unless the Majority Investors agree to be bound by such lock-up agreement. Notwithstanding the foregoing, such lock-up agreement shall not apply to any of the following specifically authorized Transfers: (i) transactions relating to shares of Common Stock or other securities acquired in a Public Offering or acquired in open market transactions or block purchases after the completion of the Initial Public Offering, (ii) Transfers to Permitted Transferees of such Stockholder in accordance with the terms of this Agreement, and (iii) conversions of shares of Common Stock into other classes of Common Stock without change of holder.
7.	OPTIONS TO PURCHASE MANAGEMENT SHARES; PUT RIGHTS.
     7.1. Call Option Upon Termination. Except as the Company may otherwise agree in writing with any Manager with respect to Shares held by such Manager or such Manager’s Permitted Transferees, upon any termination of the employment by the Company and its subsidiaries of any Manager (by the Company, such Manager or otherwise), the Company shall have the right to purchase for cash all or any portion of the Management Shares held by such Manager or originally issued to such Manager but held by one or more Permitted Transferees (collectively, the “Management Call Group”) on the following terms (the “Management Call Option”):
7.1.1.	In Case of Termination for Cause. In the event of a termination of employment for Cause, (i) the Company may purchase all or any portion of the Shares (other than Unvested Shares, which will be cancelled as provided below) held by such Management Call Group (x), with respect to Purchased Management Shares, at a per Share price equal to the Fair Market Value of such Shares and (y) with respect to all other Shares, at a per Share price equal to the lower of Cost or the Fair Market Value of such Shares; and (ii) the Company may redeem and cancel any and all vested Options and Warrants at a price equal to the lesser of Cost or Fair Market Value after taking into account a deduction for any unpaid exercise price applicable thereto.

7.1.2.	In Other Cases. In the event of a termination of employment for any other reason (including by reason of death or disability, voluntary resignation or termination by the Company other than for Cause), (i) the Company may purchase all or any portion of the Shares (other than Unvested Shares, which will be cancelled as provided below) held by such Management Call Group at a per Share price equal to the Fair Market Value of such Shares and (ii) the Company may redeem and cancel any and all vested Options or Warrants at a price equal to the Fair Market Value thereof after taking into account a deduction for any unpaid exercise price.

7.1.3.	Unvested Options, Warrants and Shares. Upon any termination of employment, all Options, Warrants and restricted Shares (in each case, to the extent unvested) will terminate and be deemed forfeited to the Company as of the date of such termination.

7.1.4.	Determination Date.
                    (a) In the case of Shares other than Option Shares, the purchase price per Share shall be determined as of the date on which the Management Call Notice (as defined below) is delivered.
                    (b) In the case of Option Shares, the purchase price per Share shall be determined as of the later of (i) the 181st day after the exercise of the applicable Option and (ii) the date on which the Management Call Notice (as defined below) is delivered.
7.1.5.	Notices, Etc. Any Management Call Option may be exercised by delivery of written notice thereof (the “Management Call Notice”) to all members of the applicable Management Call Group from whom the Company elects to purchase Shares no later than the Management Call Notice Date. The Management Call Notice shall state that the Company has elected to exercise the Management Call Option, and the number and price of the Shares with respect to which the Management Call Option is being exercised. For purposes of this Section 7, the “Management Call Notice Date” means the date no later than 365 days after the effectiveness of the applicable termination of employment or, if later, 365 days after the exercise of any Option by the holder thereof or the date upon which any Unvested Shares become Vested Shares.

7.1.6.	Vesting. The rights of the Company to purchase Management Shares under this Section 7.1 are in addition to, and do not modify, any vesting requirements that may be included in the terms of any Management Shares; and any Shares that remain subject to time, performance or other vesting restrictions at the time of termination of employment of any Manager will be automatically forfeited to the Company upon termination of employment.

7.1.7.	Closing.
                    (a) The closing of any purchase and sale of Management Shares pursuant to this Section 7 shall take place as soon as reasonably practicable, and in any event not later than 30 days after delivery of the Management Call Notice (provided that such time shall be extended as necessary to comply with applicable legal requirements) at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine.
                    (b) At the closing of any purchase and sale of Management Shares following the exercise of any Management Call Option, the holders of Shares to be sold shall deliver to the Company a certificate or certificates representing the Shares to be purchased by the Company duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any Adverse Claim, with any necessary stock (or equivalent) transfer tax stamps affixed, and the Company shall pay to such holder by certified or bank check or wire transfer of immediately available federal funds the purchase price of the Shares being purchased by the Company in a lump sum payment. The delivery of a certificate or certificates for Shares by any Person selling Shares pursuant to any Management Call Option shall be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated and (iii) such Shares are free and clear of any and all Adverse Claims.
     7.2. Additional Provisions and Allocation of Call Option to Investors / Founders.
7.2.1.	Hardship. In the event that a Manager has to leave employment with the Company under a “hardship” situation (as determined by the Board upon recommendation from the Company’s chief executive officer), the Company will use reasonable efforts to exercise its Call Option rights under Section 7.1 to purchase all Purchased Management Shares, subject to compliance with and absence of any default under the Company’s debt agreements.

7.2.2.	Company Right to Allocate Call Option to Investors and Founders. If the Company shall elect not to purchase pursuant to Section 7.1 any or all Management Shares held by a Manager or originally issued to such Manager but held by one or more Permitted Transferees, the Company shall notify the Investors and Founders and either party may then purchase any or all of the remaining Management Shares held by such Persons for the purchase price identified in Section 7.1. Unless the Founders and the Investors agree to a different manner of allocation, the right to purchase such Shares shall be allocated pro rata among the Founders and the Investors in proportion to their ownership of Shares.
     7.3. Management Put Option. If a Manager holding Purchased Management Shares dies, his heirs or estate will have the right to require the Company to purchase all or any portion of the Vested Shares held by such Manager at time of death on the following terms and conditions (the “Management Put Option”).
7.3.1.	Exercise; Notice. The deceased Manager’s representative or estate may exercise the Management Put Option with respect to all or any portion of the Vested Shares held by the deceased at the time of his or her death by delivery of written notice thereof (the “Put Notice”) to the Company at any time within three hundred and sixty five (365) days commencing on the date of death.

7.3.2.	Determination Date; Payment. The Company will purchase all of the Vested Shares that are the subject of a Put Notice within ninety (90) days after receipt of the Put Notice. Subject to subsection 7.3.3 below, the Company will purchase all Vested Shares that are subject to a Put Notice with a lump sum cash payment equal to the Fair Market Value of such Shares as of the date of the Put Notice; provided, however that the Fair Market Value of each Option shall be determined by subtracting the exercise price for such Option from the Fair Market Value of the Shares underlying such Option.

7.3.3.	Distributions and Cash Payments. To the extent that the Company determines that any payment of cash required under the terms of this Section 7.3 could reasonably be expected to constitute, result in or give rise to a breach or violation of, or any default or right or cause of action under any agreement of the Company or any of its subsidiaries in respect of indebtedness for borrowed money, or that the authorization of any such payment could reasonably be subject to challenge as a violation of law or of the Board’s fiduciary duties, then the Company will not be obligated to repurchase any Shares subject to a Put Notice unless and until the Company determines that such concerns are not longer applicable.

7.3.4.	Closing. The closing of any purchase and sale of Vested Shares pursuant to the exercise of the Management Put Option granted pursuant to this Section 7.3 will take place at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine. The Company will be entitled to receive, as a condition to closing, reasonable representations regarding and evidence of ownership of shares, power and authority to transfer, and transfer of shares free and clear of Adverse Claims.
     7.4. Acknowledgment. Each holder of Management Shares acknowledges and agrees that neither the Company nor any Person directly or indirectly affiliated with the Company (in each case whether as a director, officer, manager, employee, agent or otherwise) shall have any duty or obligation to affirmatively disclose to holders of Management Shares, and they shall not have any right to be advised of, any material information regarding the Company or otherwise at any time prior to, upon, or in connection with any termination of his or her employment by the Company and its subsidiaries upon the exercise of any Management Call Option or Management Put Options or any purchase of the Shares in accordance with the terms hereof.
     7.5. Period. The foregoing provisions of this Section 7 shall expire upon the closing of the Initial Public Offering.
     7.6. Other Agreements. Nothing in this Section 7 shall be deemed to supercede or amend any provisions on the same subject matter set forth in the West Corporation 2006 Executive Incentive Plan or any certificate or agreement related thereto, including without limitation any option agreement or restricted stock agreement

(collectively, the “2006 Plan Documents”); and in the event that any provision hereof conflicts with the terms of the 2006 Plan Documents, the terms of the 2006 Plan Documents will control.
8.	REMEDIES.
     8.1. Generally. The Company and each holder of Shares shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any holder of Shares. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.
     8.2. Deposit. Without limiting the generality of Section 8.1, if any holder of Shares fails to deliver to the purchaser thereof the certificate or certificates evidencing Shares to be Sold pursuant to Section 3 or 4 hereof, such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000) and approved by the Company or the Majority Investors (the “Escrow Agent”) and the Company shall cancel on its books the certificate or certificates representing such Shares and thereupon all of such holder’s rights in and to such Shares shall terminate. Thereafter, upon delivery to such purchaser by such holder of the certificate or certificates formerly evidencing such Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any Adverse Claims, and with any transfer tax stamps affixed), such purchaser shall instruct the Escrow Agent to deliver the purchase price to such holder, without any interest from the date of the closing to the date of such delivery (any such interest to accrue to such purchaser).
9.	LEGENDS.
9.1.	Restrictive Legend.

9.1.1.	Each certificate representing Shares (other than the Founder Shares) shall have the following legend endorsed conspicuously thereupon:
The voting of the shares of stock represented by this certificate, and the sale, encumbrance or other disposition thereof, are subject to the provisions of a Stockholders Agreement and Registration Rights and Coordination Agreement, in each case to which the issuer and certain of its stockholders are party, a copy of which may be inspected at the principal office of the issuer or obtained from the issuer without charge.
9.1.2.	Each certificate representing Founder Shares shall have the following legend endorsed conspicuously thereupon:

The sale, encumbrance or other disposition thereof, are subject to the provisions of a Stockholders Agreement and Registration Rights and Coordination Agreement, in each case to which the issuer and certain of its stockholders are party, a copy of which may be inspected at the principal office of the issuer or obtained from the issuer without charge.
9.1.3.	Each certificate representing Investor Shares shall also have the following legend endorsed conspicuously thereupon:
The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Investor:                     .
9.1.4.	Each certificate representing Founder Shares shall also have the following legend endorsed conspicuously thereupon:
The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Founder:                     .
9.1.5.	Each certificate representing Management Shares shall also have the following legend endorsed conspicuously thereupon:
The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Manager:                     .
9.1.6.	Any person who acquires Shares which are not subject to any of the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.
     9.2. 1933 Act Legends. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:
     The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Act”), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required.
     9.3. Termination of 1933 Act Legend. The requirement imposed by Section 9.2 hereof shall cease and terminate as to any particular Shares (a) when, in the opinion of Ropes & Gray LLP, or other counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement shall cease and terminate as to any Shares or (y) such Shares shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 9.2 hereof.
     9.4. Stop Transfer Instruction. The Company will instruct any transfer agent not to register the Transfer of any Shares until the conditions specified in the foregoing provisions are satisfied.
10.	AMENDMENT, TERMINATION, ETC.
     10.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.
     10.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and holders of a majority of Shares subject to this Agreement; provided, however, that (a) the consent of the Majority THL Investors shall be required for any amendment, modification, extension, termination or waiver (an “Amendment”) that discriminates against the rights of the THL Investors specifically or against the holders of THL Investor Shares as such under this Agreement, (b) the consent of the Majority Quadrangle Investors shall be required for any Amendment that discriminates against the rights of the Quadrangle Investors specifically or against the holders of Quadrangle Investor Shares as such under this Agreement, (c) the consent of the Majority Other Investors shall be required for any Amendment that discriminates against the rights of the Other Investors specifically or against the holders of Other Investor Shares as such under this Agreement, (d) the consent of the Majority Founders shall be required for any Amendment that discriminates against rights of the Founders specifically or against the holders of Founder Shares as such under this Agreement and (e) the consent of the Majority Managers shall be required for any Amendment that discriminates against the rights of the Managers specifically or against the holders of Management Shares as such under this Agreement. In addition, any Amendment that reduces (at any time prior to the Initial Public Offering) the number of directors that any Stockholder or Stockholder Group is entitled to designate or elect pursuant to Section 2.1 in a manner that is adverse in any material respect to any Investor, that amends the provisions of Sections 3, 5, 6 or 9 relating to restrictions on Transfer of Shares in a manner that is adverse in any material respect to any Investor or Founder, that amends the tag-along or drag-along provisions of Sections 4.1 and 4.2 in a manner that is adverse in any material respect to any Investor or Founder or that amends provisions affecting rights to demand or to participate in registered offerings of Shares or in other offerings of Shares by the Company in a manner that is adverse in any material respect to any Investor or Founder, will require the approval of each Investor or Founder that would be adversely affected in any material respect by such Amendment. Each Amendment that is approved as provided in this Section 10.2 will be binding upon each party hereto and each holder of Shares subject hereto. In addition, each party hereto and each holder of

Shares subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder.
     10.3. Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.
11.	DEFINITIONS. For purposes of this Agreement:
     11.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 11:
                    (a) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;
                    (b) The word “including” shall mean including, without limitation;
                    (c) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and
                    (d) The masculine, feminine and neuter genders shall each include the other.
     11.2. Definitions. The following terms shall have the following meanings:
     “2006 Plan Documents” has the meaning set forth in Section 7.6.
     “Adverse Claim” has the meaning set forth in Section 8-102 of the applicable Uniform Commercial Code.
     “Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), and (b) with respect to any natural Person, any Member of the Immediate Family of such natural Person.
     “Affiliated Fund” means with respect to any Investors, each corporation, trust, limited liability company, general or limited partnership or other entity under common control with that Investor (including any such entity with the same general partner or principal investment advisor as that Investor or with a general partner or principal investment advisor that is an Affiliate of the general partner or principal investment advisor of that Investor).

     “Agreement” has the meaning set forth in the Preamble.
     “Amendment” has the meaning set forth in Section 10.2
     “Board” has the meaning set forth in Section 2.1.1.
     “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
     “Cause”, with respect to any Manager, shall have the meaning ascribed to such term in any employment agreement, severance or other similar agreement between such Manager and the Company or any of its subsidiaries, or, if no such agreement exists, the following events or conditions, as determined by the Board in its reasonable judgment: (i) the refusal or failure to perform (other than by reason of disability), or material negligence in the performance of such employee’s duties and responsibilities to the Company or any of its Affiliates, or refusal or failure to follow or carry out any reasonable direction of the Board, and the continuance of such refusal, failure or negligence for a period of ten days after notice to such Manager; (ii) the material breach by such Manager of any provision of any material agreement between such employee and the Company or any of its Affiliates; (iii) fraud, embezzlement, theft or other dishonesty by such Manager with respect to the Company or any of its Affiliates; (iv) the conviction of, or a plea of nolo contendere by, such Manager to any felony or any other crime involving dishonesty or moral turpitude; and (v) any other conduct that involves a breach of fiduciary obligation on the part of such Manager or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates.
     “CEO Director” has the meaning set forth in Section 2.1.2.
     “Change of Control” means the occurrence of any of the following: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (b) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock and either (x) represent directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (y) do not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, or (c) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Investors and their respective Affiliated Funds; but excluding, in any case referred to in clause (b) or (c) of this definition the Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering.
     “Class A Stock” shall mean the Class A Common Stock of the Company.
     “Class L Stock” shall mean the Class L Common Stock of the Company.
     “Closing” has the meaning set forth in Section 1.1.
     “Commission” means the Securities and Exchange Commission.
     “Common Stock” means the common stock of the Company, including the Class A Stock and Class L Stock.
     “Company” has the meaning set forth in the Preamble.
     “Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.
     “Cost” means, with respect to any Management Shares, the purchase price paid by the initial holder thereof less any distributions paid on or with respect to such Management Shares, except that the Cost of any Unvested Shares or of any Options shall be deemed to be zero (except to the extent, if any, otherwise agreed by the Company).
     “Drag Along Notice” has the meaning set forth in Section 4.2.1.
     “Drag Along Sale Percentage” has the meaning set forth in Section 4.2.
     “Drag Along Sellers” has the meaning set forth in Section 4.2.1.
     “Drag Initiating Prospective Selling Investor” has the meaning set forth in Section 4.2.
     “Equivalent Shares” means, at any date of determination, (a) as to any shares of Common Stock, such number of shares of Common Stock and (b) as to any Options, Warrants or Convertible Securities which upon exercise or conversion would result in issuance of Common Stock, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).
     “Escrow Agent” has the meaning set forth in Section 8.2.

     “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
     “Fair Market Value” means, as of any date, as to any share of Common Stock, the fair value of such share as of the applicable reference date as determined in good faith by the Board.
     “Founder Shares” means all shares of Common Stock originally issued to a Founder, or issued with respect to shares of Common Stock originally issued to or held by a Founder, whenever issued, including without limitation all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities, including any shares acquired pursuant to Section 5 hereof and all such shares of Common Stock held by a Permitted Transferee to whom a Founder Transfers Shares pursuant to Section 3.2.2 or 3.2.3, subject to the proviso contained in the last sentence of Section 3.2 (other than item (v) of such proviso).
     “Founders” has the meaning set forth in the Preamble.
     “Immediate Family” means, with respect to any natural Person, each of such Person’s lineal descendants and ancestors, spouse, brothers, and sisters, including adoptive relationships.
     “Initial Investor Shares” means the Investor Shares issued to the Investors on or before the Closing Date, as indicated on Schedule I hereto; provided, however that any Investor Shares Transferred to a Person who is not a Permitted Transferee and who is thereafter designated as an “Investor” or “Other Investor” shall not count toward the number of “Initial Investor Shares” still owned by the Investors for purposes of calculating the 25% continuing ownership threshold of the Investors hereunder, but shall continue to be deemed “Initial Investor Shares” for purposes of determining the number of Shares issued to the Investors on or before the Closing Date.
     “Initial Public Offering” means the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).
     “Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a THL Investor, a Quadrangle Investor or an Other Investor, whenever issued; including without limitation all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities, including any shares acquired pursuant to Section 5 hereof and all such shares of Common Stock held by a Permitted Transferee to whom a THL Investor, a Quadrangle Investor or an Other Investor Transfers Shares pursuant to Section 3.2.1, 3.2.4 or 3.2.5, subject to the proviso contained in the last sentence of Section 3.2.
     “Investors” has the meaning set forth in the Preamble.
     “Issuance” has the meaning set forth in Section 5.

     “Issuer” has the meaning set forth in Section 5.
     “Majority Founders” means, as of any date, the holders of a majority of the Founder Shares outstanding on such date.
     “Majority Investors” means, as of any date, the holders of a majority of the Investor Shares outstanding on such date.
     “Majority Managers” means, as of any date, the holders of a majority of the Management Shares outstanding on such date.
     “Majority Other Investors” means, as of any date, the holders of a majority of the Other Investor Shares outstanding on such date.
     “Majority Quadrangle Investors” means, as of any date, the holders of a majority of the Quadrangle Investor Shares outstanding on such date.
     “Majority Stockholders” means, as of any date, the holders of a majority of the Shares outstanding on such date.
     “Majority THL Investors” means, as of any date, the holders of a majority of the THL Investor Shares outstanding on such date.
     “Management Call Group” has the meaning set forth in Section 7.1.
     “Management Call Notice” has the meaning set forth in Section 7.1.5.
     “Management Call Notice Date” has the meaning set forth in Section 7.1.5.
     “Management Call Option” means any option of the Company to purchase all or any portion of the Management Shares held by, or originally issued to, any Person, upon the termination of such Person’s employment by the Company and its subsidiaries.
     “Management Put Option” has the meaning set forth in Section 7.3.
     “Management Shares” means all shares of Common Stock held by a Manager including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities. Any Management Shares that are Transferred by the holder thereof to such holder’s Permitted Transferees as permitted pursuant to Section 3.2.2 or Section 3.2.3 shall remain Management Shares in the hands of such Permitted Transferee, subject to the proviso contained in the last sentence of Section 3.2.
     “Managers” has the meaning set forth in the Preamble.
     “Members of the Immediate Family” means, with respect to any individual, each spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his or her capacity as such custodian or guardian.
     “Option Shares” means, with respect to a Manager or direct or indirect Permitted Transferee of a Manager, all or any portion of the Management Shares which were issued upon exercise of an Option held by such holder (or Permitted Transferee, if applicable).
     “Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.
     “Other Investor Shares” means Investor Shares issued to, or held by, an Other Investor.
     “Other Investors” has the meaning set forth in the Preamble.
     “Other Securities” has the meaning set forth in Section 5.1.3.
     “Participating Buyer” has the meaning set forth in Section 5.1.2.
     “Participating Seller” has the meaning set forth in Section 4.1.2 and 4.2.1.
     “Participation Notice” has the meaning set forth in Section 5.1.1.
     “Participation Offerees” has the meaning set forth in Section 5.1.1.
     “Participation Portion” has the meaning set forth in Section 5.1.1.
     “Permitted Transferee” has the meaning set forth in Section 3.2.
     “Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
     “Price Per Equivalent Share” means the Board’s good faith determination of the price per Equivalent Share of any Convertible Securities or Options which are the subject of an Issuance pursuant to Section 5 hereof.
     “Principal Lock-Up Agreement” has the meaning set forth in Section 6.
     “Prospective Buyer” means any Person (other than a Permitted Transferee under Section 3.2) proposing to purchase shares from a Prospective Selling Investor.
     “Prospective Selling Investor” has the meaning set forth in Section 4.3.2.
     “Prospective Subscriber” has the meaning set forth in Section 5.1.1.
     “Public Offering” means a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

     “Purchased Management Shares” means, with respect to any Manager or direct or indirect Permitted Transferee of a Manager, all of the Management Shares which were either (a) originally purchased from the Company by that Manager for cash, (b) received by that Manager in respect of Rollover Shares (as defined in the Recapitalization Agreement) pursuant to Section 3.1(d) of the Recapitalization Agreement or (c) issued upon exercise of replacement options that were issued in respect of rollover options pursuant to Section 7.2(b) of the Recapitalization Agreement. Shares granted to Managers pursuant to any restricted stock award program (whether or not vested), Options and Shares issued upon exercise of Options (except those specified in clause (c) above), are not Purchased Management Shares for purposes of this Agreement.
     “Put Notice” has the meaning set forth in Section 7.3.1.
     “Quadrangle Director” has the meaning set forth in Section 2.1.2.
     “Quadrangle Investor” has the meaning set forth in the Preamble.
     “Quadrangle Investor Shares” means Investor Shares issued to or held by a Quadrangle Investor.
     “Recapitalization” has the meaning set forth in the Recitals.
     “Recapitalization Agreement” has the meaning set forth in the Recitals.
     “Registrable Securities” has the meaning set forth in Section 7.1 of the Registration Rights and Coordination Agreement.
     “Registration Rights and Coordination Agreement” has the meaning set forth in the Recitals.
     “ROFR Acceptance Notice” has the meaning set forth in Section 3.1.2.
     “ROFR Offer Notice” has the meaning set forth in Section 3.1.2.
     “ROFR Option” has the meaning set forth in Section 3.1.2.
     “Rule 144” means Rule 144 under the Securities Act (or any successor Rule).
     “Rule 145 Transaction” means a registration on Form S-4 pursuant to Rule 145 of the Securities Act (or any successor Form or provision, as applicable).
     “Sale” means a Transfer for value, and the terms “Sell” and “Sold” shall have correlative meanings.
     “Securities Act” means the Securities Act of 1933, as in effect from time to time.
     “Shares” means shares all Investor Shares, Other Investor Shares, Founder Shares, and Management Shares.

     “Spread Amount” has the meaning set forth in Section 4.3.4.
     “Stockholder Group” shall mean any one of (a) the THL Investors, collectively, (b) the Quadrangle Investors, collectively, (c) the Founders, collectively, (d) the Other Investors, collectively, or (e) Managers, collectively.
     “Stockholders” has the meaning set forth in the Preamble.
     “Subject Securities” has the meaning set forth in Section 5.
     “Tag Along Holder” has the meaning set forth in Section 4.1.1.
     “Tag Along Notice” has the meaning set forth in Section 4.1.1.
     “Tag Along Offer” has the meaning set forth in Section 4.1.2.
     “Tag Along Sale Percentage” has the meaning set forth in Section 4.1.1.
     “Tag Along Sellers” has the meaning set forth in Section 4.1.2.
     “Tag Initiating Prospective Selling Investor” has the meaning set forth in Section 4.1.
     “Termination Event” means any event specified in Section 7.1 which gives rise to any of the call rights specified therein.
     “THL Director” has the meaning set forth in Section 2.1.2.
     “THL Fund VI” has the meaning set forth in the Preamble.
     “THL Investors” has the meaning set forth in the Preamble.
     “THL Investor Shares” means Investor Shares issued to or held by a THL Investor.
     “THL Parallel Fund” has the meaning set forth in the Preamble.
     “Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.
     “Unvested Shares” means, at any time, any and all Management Shares that are not Vested Shares at such time.
     “Vested Shares” means, at any time, all Shares that (i) are not Management Shares, or (ii) are Management Shares that are granted under any restrictive stock, stock option or similar program with respect to which all applicable vesting conditions have been satisfied or (iii) are Purchased Management Shares.

     “Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.
12.	MISCELLANEOUS.
     12.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.
     12.2. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:
                    (a) by hand (in which case, it will be effective upon delivery);
                    (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);
                    (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the second Business Day after being deposited with such courier service); or
                    (d) by U.S. Postal Service (in which case it will be effective four Business Days after being deposited with the U.S. Postal Service);
     in each case, to the address (or facsimile number) listed below; provided that each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.
If to the Company or any Investor, to it at the address set forth for it in the stock record book of the Company, with a copies to:
Thomas H. Lee Partners, LLC
100 Federal Street
Boston, MA 02110
Attention: Anthony DiNovi & Soren Oberg
and to:
Quadrangle Group LLC
375 Park Avenue
New York, NY 10152
Attention: Joshua Steiner & David Crosby

and to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attention: David Chapin & Patrick Diaz
If to a Manager, or a direct or indirect transferee of a Manager, to it at the address set forth in the records of the Company with a copy to:
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601-9703
Attention: Mark S. Weisberg
If to a Founder, to him or her at the address set forth in the stock record book of the Company with a copy to:
Sullivan & Cromwell, LLP
125 Broad Street
New York, NY 10004
Attention: James C. Morphy
               Audra D. Cohen
Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.
     12.3. Merger; Binding Effect, Etc. Subject to the last sentence of Section 12.9, this Agreement, together with the Registration Rights and Coordination Agreement, and the Subscription Agreement(s) dated on or about the date hereof among the Company and the subscribers named therein constitute the entire agreement of the parties with respect to their subject matter, supersede all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Except as otherwise expressly provided herein, no Stockholder party hereto may assign any of his, her or its respective rights or delegate any of his, her or its respective obligations under this Agreement without the prior written consent of the Company and, at such times as the Investors own Shares in an amount equal to at least 25% of the Initial Investor Shares, the Majority Investors, and any attempted assignment or delegation in violation of the foregoing shall be null and void.
     12.4. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.
     12.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

     12.6. Severability. If any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
     12.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
     12.8. Aggregation of Shares. All Shares held by an Investor or Other Investor and its Affiliates and Affiliated Funds shall be aggregated together for purposes of determining the availability of any rights under this Agreement. Within any Stockholder Group, the Stockholders may allocate the ability to exercise any rights under this Agreement in any manner that such Stockholder Group (by holders of a majority of the Shares held by such Stockholder Group) determines. All Shares held by a Manager and any Permitted Transferee to which such Manager has Transferred Shares shall be aggregated together for purposes of determining the availability of any rights under this Agreement; and such Manager and such Permitted Transferees may allocate the ability to exercise any rights under this Agreement in any manner that such group (by holders of a majority of the Shares held by such Manager and his or her Permitted Transferees) sees fit. All Shares held by a Founder and any Permitted Transferee to which such Founder has Transferred Shares shall be aggregated together for purposes of determining the availability of any rights under this Agreement; and such Founder and such Permitted Transferees may allocate the ability to exercise any rights under this Agreement in any manner that such group (by holders of a majority of the Shares held by such Founder and his or her Permitted Transferees) sees fit.
     12.9. Directors’ and Officers’ Insurance. The Company shall purchase, within a reasonable period following the Closing, and maintain for such periods as the Board shall in good faith determine, at its expense, insurance in an amount determined in good faith by the Board to be appropriate, on behalf of any Person who after the Closing is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions. The provisions of this Section 12.9 shall survive any termination of this Agreement and shall not be deemed to supercede or amend any provisions on the same subject matter set forth in the Recapitalization Agreement.
13.	GOVERNING LAW.
     13.1. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
     13.2. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.2 hereof is reasonably calculated to give actual notice.
     13.3. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS

AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
     13.4. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	WEST CORPORATION

/s/ Thomas B. Barker

Name: Thomas B. Barker
Title: Chief Executive Officer

THL INVESTORS:	THOMAS H. LEE EQUITY FUND VI, L.P.
By: THL Equity Advisors VI, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner

/s/ Soren L. Oberg

Name: Soren L. Oberg
Title: Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.
By: THL Equity Advisors, VI, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner

/s/ Soren L. Oberg

Name: Soren L. Oberg
Title: Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By: THL Equity Advisors VI, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner

/s/ Soren L. Oberg

Name: Soren L. Oberg
Title: Managing Director

THL COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P., its general partner
By: Thomas H. Lee Advisors, LLC, its general partner

/s/ Soren L. Oberg

Name: Soren L. Oberg
Title: Managing Director

THL EQUITY FUND VI INVESTORS (WEST), L.P.
By: THL Equity Advisors VI, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner

/s/ Soren L. Oberg

Name: Soren L. Oberg
Title: Managing Director

PUTNAM INVESTMENTS HOLDINGS, LLC
By: Putnam Investments, LLC, its managing member

/s/ Soren L. Oberg

Name: Soren L. Oberg*
Title:

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC
By: Putnam Investment Holdings, LLC, its managing partner
By: Putnam Investments, LLC, its managing member

/s/ Soren L. Oberg

Name: Soren L. Oberg*
Title:

* By power of attorney

THL FUND VI BRIDGE CORP.
/s/ Charles P. Holden

Name: Charles P. Holden
Title: Director and Chief Financial Officer

THL PARALLEL FUND VI BRIDGE CORP.

/s/ Charles P. Holden

Name: Charles P. Holden
Title: Director and Chief Financial Officer

THL DT FUND VI BRIDGE CORP.

/s/ Charles P. Holden

Name: Charles P. Holden
Title: Director and Chief Financial Officer

QUADRANGLE INVESTORS:	QUADRANGLE CAPITAL PARTNERS II LP
By: Quadrangle GP Investors II LP, its general partner
By: QCP GP Investors II LLC, its general partner

/s/ Gordon Holmes

Name: Gordon Holmes
Title: Managing Director

QUADRANGLE CAPITAL PARTNERS II-A LP
By: Quadrangle GP Investors II LP, its general partner
By: QCP GP Investors II LLC, its general partner

/s/ Gordon Holmes

Name: Gordon Holmes
Title: Managing Director

QUADRANGLE SELECT PARTNERS II LP
By: Quadrangle GP Investors II LP, its general partner
By: QCP GP Investors II LLC, its general partner

/s/ Gordon Holmes

Name: Gordon Holmes
Title: Managing Director

THE FOUNDERS:	/s/ Gary L. West

Name: Gary L. West, individually

/s/ Mary E. West

Name: Mary E. West, individually

THE MANAGERS:	/s/ Thomas B. Barker

Name: Thomas B. Barker, individually

/s/ Nancee R. Berger

Name: Nancee R. Berger, individually

/s/ J. Scott Etzler

Name: J. Scott Etzler, individually

/s/ Jon R. Hanson

Name: Jon R. Hanson, individually

/s/ Robert E. Johnson

Name: Robert E. Johnson, individually

/s/ Mark v. Lavin

Name: Mark V. Lavin, individually

/s/ Michael E. Mazour

Name: Michael E. Mazour, individually

/s/ Paul M. Mendlik

Name: Paul M. Mendlik, individually

/s/ Pam Mortenson

Name: Pam Mortenson, individually

/s/ David C. Mussman

Name: David C. Mussman, individually

/s/ James Richards

Name: James Richards, individually

/s/ Steven M. Stangl

Name: Steven M. Stangl, individually

/s/ Michael M. Sturgeon

Name: Michael M. Sturgeon, individually